                                                CODE SHARE AGREEMENT

This Code Share Agreement is made as of May 3, 2001, by and between Frontier Airlines, Inc. ("Frontier"), a Colorado corporation and
Great Lakes Aviation, Ltd. ("Great Lakes"), an Iowa corporation.

A.       Frontier and Great Lakes are each operating, certificated air carriers providing air transportation services in their respective areas of operation.

B.       Frontier and Great Lakes desire to engage in joint marketing activities designed to increase the flow of air passenger traffic on aircraft operated by both parties.

C.       Frontier and Great Lakes desire to cooperate in the coordination of schedules by allowing Great Lakes to market its flight operations under the "F9*" designator.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Frontier and Great Lakes hereby agree as follows:

Section 1.  Definitions

(1)  Code Share Service.  "Code Share Service" means the holding out and marketing to the public of F9* designated, single carrier passenger transportation and cargo on a city pair route where the air transportation is provided via connecting flights operated by both Great Lakes and Frontier, and where the F9* designator is applied to the flight(s) operated by Great Lakes.

(2)  Operating Carrier.  "Operating Carrier" means the party having operational control of an aircraft used for a given segment of
Code Share Service.

(3)  Ticketing Carrier.  "Ticketing Carrier" means a carrier whose traffic documents are used to issue a ticket.

(4)  Ticket Taxes.  "Ticket Taxes" means any transactional taxes or passenger facility charges, including, without limitation, international taxes and charges, sales taxes, segment taxes and fees, use taxes, stamp taxes, excise taxes, value added taxes, gross receipts taxes, departure taxes, surcharges and travel taxes, and all related charges, fees, licenses or assessments (and any interest or penalty thereon) imposed on passengers (or which air carriers or their agents are required to collect from passengers) by any authority in any country, or political subdivision thereof or public authority operating therein (including, without limitation any national, federal, state, provincial, territorial, local, municipal, port or airport authority) or which are levied upon passengers by operation of applicable law or industry standard.  Ticket Taxes together with the taxes referred to elsewhere in
Section 25 hereof are collectively referred to as "Taxes."

(5)  Implementation Date.  The "Implementation Date" means July 9, 2001.

(6)  Code Share Passenger.  A "Code Share Passenger" is a passenger whose air transportation is provided via connecting flights, operated by both Great Lakes Aviation and Frontier Airlines and where the F9* designator is applied to the flight operated by Great
Lakes Aviation.

Section 2.  Code Share Service

(1)  Code Share Service.  To the extent permitted by applicable laws, and as mutually agreed, Great Lakes operated flights that connect with Frontier operated flights, will be marketed under Frontier's F9* designator code.  Great Lakes agrees not to enter into any additional code share agreements for markets served by Frontier with Northwest Airlines, Continental Airlines, Delta Airlines or
American Airlines.  Frontier agrees to not enter into any additional code share agreements for markets served by Great Lakes that are listed in Exhibit A.  Exhibit A hereto sets forth the flight segments operated by Great Lakes that, when connecting with a flight operated by Frontier will utilize the designator code F9* ("Code Share Flights").  The parties shall meet together as often as is mutually agreed during the period this Agreement is in effect to discuss the appropriateness of expanding or contracting the list of city pairs on Exhibit A.  Flights covering an origin and destination market that is created by an F9* Code Share Flight connecting to a Frontier flight operated by Frontier are hereinafter referred to as "Through Flights."  Except as expressly set forth herein, neither party shall have any obligation to extend Frontier or Great Lakes flights to other routes or to maintain operations on any routes and no such obligation can be created by any oral statements or representations or course of dealing by a party, but only by an express written agreement.

(2)  Procedures Manual.  As a guide to the implementation of this Agreement, the parties will prepare a Procedures Manual, which may be modified from time to time, containing detailed procedures regarding the operation of this Agreement.  The parties agree to complete and agree on the initial Procedures Manual no later than 45 days before the first date that a Codeshare Flight is conducted
(the "Implementation Date"), as defined in this Agreement.

(3) Conditions of Carriage.  The Terms and Conditions of Contract of Carriage of Frontier Airlines shall govern the transportation of
Code Share Passengers.

         (a)      The parties will use existing IATA procedures when handling and settling claims made by customers in connection with
         Through Flights.

Section 3.  Confidential Information

(1)  Except as set forth below, and except in any proceeding to enforce any of the provisions of this Agreement, neither Frontier nor
Great Lakes will, without prior written consent of the other, use, publicize or disclose to any third party, either directly or indirectly, any of the following (hereinafter "Confidential Information"):

     (a)  this Agreement or its terms or conditions
     (b)  Any confidential or proprietary information or data, either oral or written, received from and designated as such by the disclosing carrier.

(2)  If either carrier is served with a subpoena or other legal process requiring the production or disclosure of any Confidential
Information, then that carrier, before complying, will immediately notify the non-disclosing carrier so the non-disclosing carrier shall have a reasonable period of time to intervene and contest disclosure or production if the non-disclosing carrier so chooses.
If a governmental authority requests either Frontier or Great Lakes to produce or disclose to the authority this Agreement or any of the terms or conditions of this Agreement, or if any governmental regulatory agency (e.g., Securities and Exchange Commission or
Department of Transportation) requires the production or disclosure of this Agreement or its terms, such carrier may produce or disclose the requested document or information.

(3)  If any financial institution requests or requires production or disclosure of this Agreement or its terms or conditions, in connection with a current or proposed financing, Frontier or Great Lakes may produce or disclose this Agreement provided the financial institution agrees to keep the disclosed material and information confidential.

Section 4.  Code Sharing License

(1)  Grant of License.  Subject to the terms and conditions of this Agreement, Frontier hereby grants to Great Lakes a nonexclusive, nontransferable, revocable license to use the F9* designator code on all its flights operated as Code Share Flights.  Frontier agrees to not grant a license to use its F9* designation code or any other code or service marks to any other carrier for use in Code Share
Service in markets set forth in Exhibit A, hereto, as may be supplemented or amended from time to time.

(2)  Service Marks.  Great Lakes shall have a nonexclusive, nontransferable, revocable license to use the Frontier Service Marks (as defined below) in its marketing programs for the purpose of promoting F9* Flights. All advertising programs using Frontier Service
Marks shall be subject to Frontier's prior approval.  In general, Great Lakes' use of the Frontier Service Marks shall do no more than identify the code share relationship between Great Lakes and Frontier and advertise that schedules are coordinated to provide convenient connections.  Any marketing program, advertising brochures, schedules, signs or information disseminated to the public or intended to be disseminated to the public ("Advertising Material") shall reflect that Great Lakes and Frontier are operated separately and shall comply with any DOT policy on airline designator code sharing.

(3)  Great Lakes is specifically prohibited from using any of the Frontier Service Marks on its aircraft or other equipment, on its stationary, or elsewhere unless Great Lakes has received prior specific authorization in writing from Frontier.  Great Lakes hereby acknowledges Frontier's exclusive ownership of the Frontier Service Marks and agrees that it will not do anything that would infringe, abridge or adversely affect, impair or reduce the value or validity of the Frontier Service Marks.  In no event shall Great
Lakes allow the use of any Frontier Service Marks in marketing, selling, promoting or otherwise identifying or referencing any flight which is not an F9* Flight. Frontier hereby grants to Great Lakes a nonexclusive, nontransferable, revocable license to use the name
Frontier and its service marks in Great Lakes marketing programs, for the purpose of promoting the F9* Flights.  As used herein the term "Service Marks" shall include, without limitation the Frontier designator code, various trademarks, service marks and logos.

Section 5.  Sales and Marketing Programs

The parties will work to develop mutually agreeable joint sales and marketing programs to help promote the code share relationship and increase revenues from same.  The parties will conduct quarterly joint sales and marketing meetings to discuss possible sales and marketing programs and strategies.

Section 6.  Schedules and Flight Display

(1)  Schedule Filing.  Frontier and Great Lakes shall coordinate the filing of schedules with the Official Airline Guide ("OAG") (and any other airline guide or schedule as mutually agreed) for Through Flights.  To facilitate the schedule filing process, Frontier and
Great Lakes shall supply to each other the necessary detail in writing in sufficient time to meet applicable filing deadlines, but in no case less than 45 calendar days prior to the effective date of the schedule (or notice as far in advance as possible if 45 days is impracticable).  A separate set of consecutive Frontier flight numbers will be assigned to Great Lakes for F9* designated flights operated by Great Lakes.

(2)  Flight Display.  All Through Flights will be included in the availability and fare displays of all computerized reservations systems in which Frontier and Great Lakes participate, the OAG (to the extent agreed upon) and Frontier and Great Lakes internal reservation systems under the F9* designator code.  Frontier and Great Lakes will take the appropriate measures necessary to ensure the display of Through Flights in accordance with the preceding sentence.

         (a)      Frontier and Great Lakes will disclose and identify the Great Lakes flights utilizing the F9* designator code to the public as actually being flights of and operated by Great Lakes, in at least the following ways:

                  (i)      a symbol will be used in timetables and computer reservation systems indicating that F9* Flights are actually operated by Great Lakes;

                  (ii)     to the extent reasonable, messages on airport flight information displays will identify the operator of flights shown as F9* Flights;

                  (iii)    Frontier and Great Lakes advertising concerning F9* Flights and Frontier and Great Lakes reservationists will disclose the operator of each flight; and,

                  (iv)     in any other manner prescribed by law.

(3)  Flight Information.  Great Lakes shall use reasonable efforts to keep current flight following information for F9* designated flights operated by Great Lakes for display in the Frontier reservation system.  This information shall be updated regularly by Great
Lakes.

(4)  Changes of Service.  Each party shall give the other party 60 days advance written notice (or notice as far in advance as possible if 60 days is impracticable) of any intended material changes to (a) its operating specifications, or (b) to the manner of conducting its business or the nature of its product as it relates to its operations at Denver, Minneapolis/St. Paul, or Phoenix.  In the event any such change has an adverse material change to the value or risk to the other party of this Code Sharing Agreement in the other party's judgement, the other party shall be entitled to terminate this agreement if the change is implemented.

Section 7.  Pricing and Capacity Control of Code Shared Segments

(1)  Pricing.  Frontier and Great Lakes shall jointly establish and set fares for Through Flights.  Frontier shall have no authority to establish or set fares for Great Lakes Flights.  If no fare is set for a Through Flight, the fare for such Through Flight will be the sum of each carrier's segment fares.

(2)  Tariffs.  For F9* Code Share Service, Frontier and Great Lakes shall develop jointly (consistent with each Carrier's other preexisting code share relationships) those conditions of carriage and tariff rules that need to be uniform in order for the Code
Share Service to be provided in a seamless manner.  Such rules governing the air transportation provided as part of a F9* Code Share
Service shall be available for public inspection at Frontier's and Great Lakes' corporate offices, at each airport ticket office, and at each city ticket office maintained and operated by Frontier or Great Lakes in the manner required by DOT regulations.

(3)  Each Carrier will have access to the other Carrier's inventory through an automated computerized interface which both parties will maintain throughout the term of this Agreement to expedite the sale of inventory on the Code Share Flights.

(4) The parties will map inventory classes of Frontier flights to inventory classes of Great Lakes flights on the Code Share Flights by mutual agreement.  The parties will endeavor to map the average coupon value of Frontier's inventory classes to comparable classes of Great Lakes to provide nondiscriminatory access for bookings made by each carrier for passengers yielding comparable revenue values; it being understood, however, that the Operating Carrier retains ultimate control over the opening, closing, and other management of seat inventory availability on Code Share Flights.

(5)  Each carrier will be able to book Code Share Passengers up to the same maximum seat inventory per booking class (including authorized overbooking) available to the other carrier for a Code Share Flight, provided that such seats may be available for sale on an equal basis under other designator code(s).

(6)  Frontier and Great Lakes will each assign one or more individuals to serve as inventory control coordinators, who will, to the extent permitted by applicable law, exchange information routinely and conference as necessary to assure that reasonable seat inventory on Code Share Flights is made available.

Section 8.  Quality of Service

Great Lakes shall perform its service in a timely, expert and quality manner. Great Lakes shall maintain its aircraft in an airworthy, clean, attractive and comfortable condition and will maintain a completion factor of at least 97% (excluding cancellations caused by air traffic control, weather, or force majeure) in its F9* operations or meet the performance standards as reported by
Frontier for the same period, whichever is lower.  Great Lakes will, in conducting F9* Flight operations, employ prudent safety and loss prevention policies.

Section 9.  Control of F9* Flights

Great Lakes shall have sole responsibility for and control over, and Frontier shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Great Lakes operations including, without limitation, scheduling
(except as provided in Section 6 hereof); pricing (except as provided in Section 7 hereof); planning of flight itineraries and routings; reservations; reservations control/yield management; dispatch; fueling; weight and balance; flight release; maintenance;
and flight operations and compliance with applicable rules and regulations.

Section 10.  Aircraft and Crews

Frontier and Great Lakes will provide the scheduled air service that is part of F9* Code Share Service in full compliance with FAA regulations applicable to scheduled air service.  Flights operated by Frontier shall be operated by its aircraft and crews and
Flights operated by Great Lakes shall be operated by its aircraft and crews.  Each party may utilize "wet" leases if mutually agreed upon prior to operation of the aircraft on flights using the F9* Code Share designation.

Section 11.  Ground Support for Code Share Services

(1)      Great Lakes Cities.  Great Lakes will provide to passengers traveling on Great Lakes flights using F9* Code Share Service passenger check-in at each of the stations specified in Exhibit A.  To the extent reasonably feasible, passenger check-in and handling procedures will be provided in accordance with mutually agreed operating procedures.  Frontier and Great Lakes will jointly develop a method of providing Great Lakes' stations with assistance in check-in and ticketing of Code Share
         Passengers.  Frontier will provide to Great Lakes, at no cost to Great Lakes, the necessary familiarization training in
         Frontier's procedures.  Great Lakes shall arrange for Frontier identification to be prominently displayed at check-in counters and gate areas as appropriate at each of Great Lakes' stations where F9* designated Great Lakes flights are operated.  Such signage shall be at least equal in prominence to that of any other airline graphics, excluding Great Lakes, displayed at such Great Lakes stations.  Frontier, at its cost will develop and provide standardized signage material subject to Great Lakes approval. Such signage may be modified as necessary to conform to local station requirements for display at all Great Lakes stations described in Exhibit A.  The parties agree to cooperate to accomplish the objectives set forth in this paragraph as quickly as is reasonably feasible; provided, however, that completion of the obligations set forth in this paragraph are not conditions precedent to the effective date of this Agreement and the other obligations of the parties hereunder.

(2)  All Other Cities.  The parties intend to work to establish a convenient connection for passengers connecting from an F9* flight to a flight operated by Frontier (or vice versa) while traveling on a Through Flight.  Frontier and Great Lakes will cooperate to maximize the convenience of passengers who are connecting from a Great Lakes flight segment (or vice versa) on Through Flights.  Each party will provide the other with the airport operational assistance that is required to assure schedule compatibility for Through
Flights.

(3)  Freight.  Frontier and Great Lakes will accept air freight and small package shipments for F9* Code Share Service to and from points served by Frontier and Great Lakes Flights.  Documentation and handling procedures for such freight shall be consistent with
Frontier, Great Lakes and standard industry procedures.

(4)  Government Contracts.

         (a)  Frontier and Great Lakes shall each independently contract with the U.S. Postal Service for carriage of mail over their respective route networks.  The use of the F9* designator for F9* Code Share Service does not extend to the system mail contract rates between each carrier and the U.S. Postal Service.

         (b)  Each airline shall independently contract with the FAA, DOT or other governmental agencies with respect to all landing, departure and en route slots or other operational controls.  This Agreement will not affect any rights either airline has in current or future slots.

(5)  Flight Irregularities.  In the event of any flight cancellation or other schedule irregularity, involuntary rerouting or denied boarding by the operating carrier with respect to any segment of Code Share Service, the operating carrier shall ensure that all passengers shall be handled in accordance with the same policies and procedures to avoid any discrimination against a Code Share
Passenger.  It is the intent that the offending carrier shall pay the costs of such passenger accommodation.

         (a) at its own cost and expense, accommodate and/or pay denied boarding compensation or otherwise compensate Code Share
         Passengers, in accordance with the provisions of the Procedures Manual; and

         (b)  reimburse the non-offending carrier, in accordance with the Procedures Manual, for all reasonable costs incurred in connection with the compensation and/or accommodation of Code Share Passengers as a result of a schedule irregularity, involuntary rerouting or denied boarding as contemplated by this Section.  For the purposes of this paragraph only,
         "non-offending carrier" is defined as the operating carrier who delivers a Code Share Passenger to the connecting point at the agreed minimum connect time prior to the scheduled departure time of the other code share partner.

(6)  Baggage Claims.  Baggage handling and settlement of baggage handling claims shall be in accordance with existing tariffs and the
Trade Practice Manual of the Air Transport Association or the IATA Resolutions and Recommended Practices Manual, whichever applies.

(7)  Emergency Situations.  Frontier or Great Lakes as the case may be shall promptly notify the other carrier of all irregularities involving one of its flights which result in any damage to persons or property as soon as such information is available and shall furnish to the other as much detail as practicable.  For purposes of this section, notification shall be made as follows:

         To Frontier Dispatch
         To Great Lakes Dispatch

         (a)  Public Relations.  In the event of any irregularity in Great Lakes Flight operations, including, without limitation, any event causing damage to persons or property, Great Lakes shall identify itself as being operated independently of Frontier and as being solely responsible for its operations.  Great Lakes may state that it holds a code sharing license from Frontier and that it obtains certain services from Frontier if third parties inquire as to such relationship.

Section 12.  Audit

Each Carrier shall have the right, at its own cost, to inspect, review, and observe the other carriers operations of Through Flights, and/or to conduct a full safety and/or service audit of the other carriers operations, manuals and procedures reasonably related to
Through Flights, at such intervals as each carrier shall reasonably request.  In the exercise of such right, neither carrier shall undertake any responsibility for the performance of the others operations.  Each carrier shall coordinate its safety and service audits with the other so as to avoid disruptions of the other carriers operations.  Any safety audit may include, without limitation, maintenance and operation procedures, crew planning, reservations, passenger and baggage handling, customer service, personnel records, spare parts, inventory records, training records and manuals, flight training and operational records.  If a party desires to establish the current economic viability of the other party and its financial capability to perform under this agreement, it may, at its sole expense, request that the independent public accountant of the other carrier perform a review, but not an audit, of that carriers financial position and receive a report thereon.

Section 13.  Reporting Obligations

(1)  Operations.  Frontier and Great Lakes shall provide each other with monthly written reports containing the following data for
Through Flights:

     (a)  the total number of scheduled and actual flights performed and cancellations by categories for the month, by market;

     (b)  completion and on-time performance data by system and market.  In addition, designated representatives of each carrier will meet monthly to review such reports and initiate action to improve performance as necessary.

(2)  Notice of Complaints.  Each carrier shall furnish monthly to the other carrier a summary of complaints, notices of violation, requests to cease activity or similar correspondence which reasonably relate to Through Flights and which are received by the air carrier from passengers, any government authority, or other parties.  Each carrier shall comply with the other carriers reasonable requests for actual copies of any such documents.

(3)  Correspondence from Government Authorities.  Each Carrier shall immediately provide the other any copies of any correspondence received from any government authority, which references (a) any alleged noncompliance with rules or regulations affecting air transportation, or (b) any investigation performed or proposed by any government authority, including without limitation, any communication issued by a government authority concerning the airworthiness of  aircraft, the compliance of the carrier's personnel with required operational or training procedures or any other matter relating to the safe operation of the carrier's aircraft.

Section 14.  CRS Charges

Each carrier shall be responsible for its' own computer reservation systems costs.

Section 15.  Prorate Agreement

(1)  Frontier and Great Lakes agree to divide revenues and otherwise prorate fares as set forth below:

         (a)  Prorates.  The parties agree to utilize straight rate proration by segment as defined in the Passenger Proration Rules
         Manual subject to the following condition:

                  (i)  Through fares for prorate will be determined by using published "high *" fares.  Such fares will    be
                  mutually agreed to, and set forth in Attachment B hereto.  Great Lakes minimum under such prorate however, in no event shall be less than $*.

         (b)  Applicable Fares.  For fare verification purposes, the applicable published fare is that filed with the U.S. DOT or shown in Air Tariff or Airline Passenger Tariff in PIPPS (Passenger Interline Prorate System) in effect on the date the passenger's ticket is issued.

                  (i) Fare Types.  All F9* published and unpublished fares, F9* Visit USA (VUSA) fares, F9* Senior Discount fares, and
                  F9* bereavement fares.

         (c)  Place of Issue.  Worldwide.

         (d)  Routing.  The amount to be prorated must be between points in the U.S. and travel must be via Frontier and Great Lakes.

         (e)  Interline Service Charge.  All flight coupons billed under this agreement will be subject to the interline service charge as outlined in the ACH Manual of Procedure.

         (f)  Reservations for Travel.  For fares within TC1, all segments must be booked as per the first letter of the applicable fare basis code except as otherwise agreed between the Carriers Pricing/Yield Management groups.

         (g)  Applicable Flights.  Travel as specified in Exhibit A between cities served by Great Lakes on the one hand and cities served by Frontier on the other ("Through Flights") is permitted as defined in this Agreement.

         (h)  Rule Waivers.  The billing carrier shall recognize rule waivers granted by the other carrier and its agents with respect to any provisions that may apply to any fare covered under this Agreement.  Waiver of booking classes is not permitted.

         (i)  Situations not covered.  The provisions of the ACH Passenger Proration Rules Manual as applicable,   will govern those
         situations not specifically addressed herein.

(2)  Settlement of Accounts.  Transportation furnished hereunder shall be included in the monthly settlement of accounts in the same manner as other transportation sales between the parties, which shall be as per the applicable clearing house rules.

(3)  Collection of Applicable Fares.  Except for Through Flights, all other charges with respect to transportation furnished hereunder, including charges for excess baggage, shall be governed by each party's applicable tariffs, rules and regulations.

(4)  Responsibility for Compliance with Conditions.  Both Carriers agree to see that its agents comply with the terms and conditions of this Agreement.  Should the terms and conditions of this Agreement be violated by a Carrier or its agents, the Carrier in violation agrees to reimburse the other Carrier for any and all losses or damages incurred as a result thereof.

Section 16.  Ticket Handling

(1)  As applicable, Frontier or Great Lakes will use its own ticket documentation for ticket sales made by that carrier.

(2)  Ticket Acceptance.  For the term of this Agreement, Frontier and Great Lakes shall accept the others flight documents written for Through Flights in accordance with applicable restrictions.  Neither Carrier shall endorse or refund any such coupons without the others written consent, except in accordance with the other's contract of carriage.

Section 17.  Compliance with Laws and Regulations

Frontier and Great Lakes shall provide the air transportation services performed by each pursuant to this Agreement in compliance with all applicable statutes, orders, rules and regulations of government agencies having jurisdiction over their respective operations (including, but not limited to, FAA and DOT) including (1) rules on notification of code share, wet lease and change of gauge operations and (2) any conditions placed on approval of this Agreement.

Section 18.  Independent Parties

(1)  Independent Contractors.  It is expressly recognized and agreed that each party, in its performance and otherwise under this
Agreement, is and shall be engaged and acting as an independent contractor and in its own independent and separate business; that each party shall retain complete and exclusive control over its staff and operations, and the conduct of its business; and that each party shall bear and pay all expenses, costs, risks and responsibilities incurred by it in connection with its obligations under this
Agreement.  Neither Frontier nor Great Lakes nor any officer, employee, representative, or agent of Frontier or Great Lakes shall in any manner, directly or indirectly, expressly or by implication, be deemed to be, or make any representation or take any action which may give rise to the existence of, any employment, agent, partnership, or any other like relationship as between Frontier and Great
Lakes but each party's relationship as respects the other party in connection with this Agreement is and shall remain that of an independent contractor.

(2)  Status of Employees.  The employees, agents and/or independent contractors of Frontier shall be employees, agents, and independent contractors of Frontier for all purposes, and under no circumstances shall be deemed to be employees, agents, or independent contractors of Great Lakes.  The employees, agents and independent contractors of Great Lakes shall be employees, agents and independent contractors of Great Lakes for all purposes, and under no circumstances shall be deemed to be employees, agents, or independent contractors of Frontier.  In its performance under this Agreement, each party shall act as an independent contractor and not as an agent for the other.  Frontier shall have no supervisory power or control over any employees, agents, or independent contractors employed by Great Lakes, and Great Lakes shall have no supervisory power or control over any employees, agents and independent contractors employed by Frontier.

(3)  Liability for Employee Costs.  Each party, with respect to its own employees (hired directly or through a third party), accepts full and exclusive liability for the payment of worker's compensation and/or employer's liability (including insurance premiums where required by law) and for the payment of all taxes, contributions or other payments for unemployment compensation, vacations, or old age benefits, pensions and all other benefits now or hereafter imposed upon employers with respect to its employees by any government or agency thereof or any other party (whether measured by the wages, salaries, compensation or other remuneration paid to such employees or otherwise) and each party further agrees to make such payments and to make and file all reports and returns, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

Section 19.  Release and Indemnification

(1)  Great Lakes Indemnity.  Great Lakes agrees to release, indemnify, hold harmless and defend Frontier, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses, whether groundless or not, including, but not limited to, reasonable attorneys' fees, costs and related expenses,

         (a)  for bodily or personal injury, including death, to any persons occurring while such persons are in the custody of, or being transported by Great Lakes, including, but not limited to, employees of Great Lakes, except for injury or death of
         Frontier's employees incurred in the performance of their duty and for which workers' compensation is normally recoverable.

         (b)  for any loss of, damage to, or destruction of any property occurring while such property is in the control or custody
         of, or being transported by Great Lakes, including loss of use and consequential        damage thereof (excluding, however,
         loss of, damage to, or destruction of Frontier's property),

The foregoing indemnification shall not apply to any such claims or liability resulting from the gross negligence or willful misconduct of Frontier, its officers, directors, employees or agents.

(2)  Frontier Indemnity.  Frontier agrees to release, indemnify, hold harmless and defend Great Lakes, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses, whether groundless or not, including, but not limited to, reasonable attorneys' fees, costs and related expenses,

         (a)  for bodily or personal injury, including death, to any persons occurring while such persons are in the custody of, or being transported by Frontier, including, but not limited to, employees of Frontier, except for injury or death of Great
         Lakes' employees incurred in the performance of their duty and for which workers' compensation is normally recoverable.

         (b)  for any loss of, damage to, or destruction of any property occurring while such property is in the control or custody of, or being transported by Frontier, including loss of use and consequential damage thereof (excluding, however, loss of, damage to, or destruction of Great Lakes' property),

         (c)  for trademark or trade name infringement, arising out of or in any manner connected with the use of the F9* designator code, on flights operated by Great Lakes pursuant to this Agreement,

The foregoing indemnification shall not apply to any such claims or liability resulting from the gross negligence or willful misconduct of Great Lakes, it officers, directors, employees or agents.

(3)  Frontier Ground Services.  To the extent that Frontier furnishes ground services to Great Lakes in connection with F9* Code
Share Service, Frontier agrees to release, indemnify, hold harmless and defend Great Lakes, its officers, directors, employees, agents, successors and assigns, from and against any and all claims, losses, damages, liabilities, causes of action, suits, judgments and expenses, whether groundless or not, including, but not limited to, reasonable attorneys' fees, costs and related expenses, for bodily or personal injury, including death, to any persons, including, but not limited to, employees of Frontier, except for injury or death of Great Lakes' employees incurred in the performance of their duties and for which workers' compensation normally is recoverable, and for any loss of, damage to, or destruction of any property, including loss of use and consequential damage thereof arising out of or in any manner connected with the furnishing of services, materials or facilities by Frontier hereunder, whether or not occurring or arising out of the negligence, whether active, passive or any other type, of Frontier, its officers, directors, employees or agents; however, the foregoing indemnification shall not apply to any such claims of liability resulting from the gross negligence, willful misconduct of Great Lakes, its officers, directors, employees or agents.

Section 20.  Insurance

(1)  Frontier and Great Lakes each shall maintain in full force and effect at least the following insurance coverage's:

         (a)  Workers' Compensation and Occupational Disease insurance subject to the laws of the state wherein this Agreement is being performed.  Such coverage shall include Employers Liability up to a limit of at least $500,000 USD.

         (b)  All Risk Aircraft Hull insurance shall include endorsements that:

                  (i)  Provide that the insurer shall waive its subrogation rights against the other carrier.

                  (ii) Provide that, as respects the interest of the other carrier, this insurance shall not be invalidated by any breach of warranty.

         (c)  Comprehensive Airline Liability insurance with limits no less than $300,000,000 USD combined single limit per occurrence, including but not limited to aircraft liability, passenger legal liability, and premises liability.  Such insurance shall include personal injury and contractual liability.

         (d)  The Comprehensive Airline Liability insurance referenced above shall provide that:

                  (i)  Underwriters acknowledge that the indemnification and hold harmless provisions of this Agreement are insured under respective carriers' blanket contractual liability coverage.

                  (ii)  Frontier and Great Lakes are named as an additional insured on the other's policy for such insurance.

                  (iii)  Said insurance is primary with respect to the matters within such coverage, irrespective of any insurance carried by the other carrier.

                  (iv)  Provide that, as respects the interests of each carrier, this insurance shall not be invalidated by any breach of warranty by the other carrier.

                  (v)  Provide a severability of interest/cross liability endorsement.

(2)  Certificates.  Within thirty (30) days of the commencement of this Agreement and annually thereafter, certificates of insurance shall be delivered to each carrier evidencing compliance by the other Carrier with the insurance terms of this Agreement.  All of the above insurance shall be written through a company or companies reasonably satisfactory to the carrier receiving the benefit of the certificate and the certificates of insurance shall be of a type that unconditionally obligates the insurer to notify the carrier receiving the benefit of the certificate in writing at least thirty (30)
days in advance of effective date in the event of any material change in, nonrenewal, or cancellation of such insurance.  Except in the case of Hull War Risk Insurance, such period of notice shall be seven (7) days or less in accordance with the applicable
Insurance policy.

Section 21.  Directors, Officers, Agents, Employees

No director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or any supplement, modification or amendment to this Agreement or because of any breach thereof.

Section 22.  Effective Date and Term;  Termination

(1)  Effective Date and Term

(a)      This Agreement shall become effective on the date first written above, or as soon thereafter as executed by both parties
              (the "Effective Date") and shall remain in effect continuously thereafter.  Either Great Lakes or Frontier may deliver to the other advance written notice of termination which notice provides for a termination date for this Agreement at least 180 days subsequent to delivery of the notice of termination (the "Termination Date"), provided that neither party may deliver such notice prior to the Implementation Date.

              (i)  In the event of a change of control of either carrier, in which the carrier is not the surviving carrier ("new company"), the new company may deliver a notice of termination which will provide for a termination date of 360 days subsequent to delivery of the notice of termination.

         (b)  Code Share Services established and published in the printed and electronic media under this Agreement shall be for the entire forward booking period in accord with each media's policies as generally applied to forward airline schedules
         (currently approximately 331 days).  The parties agree that the forward booking period shall be truncated to the Termination
         Date if and when notice of termination is given.  The truncation shall be effected with the next normally scheduled transmission of schedule data to the various media.  The parties also agree that any code share passengers booked and ticketed for travel during the forward booking period while such code share service was published will be serviced in accord with operating procedures established by the parties pursuant to this Agreement, even though the Agreement may have been terminated subsequent to such booking and ticketing.

(2)  Termination

         (a)  In the event that either Great Lakes or Frontier (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files a voluntary petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv)
         commences under the laws of any competent jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, readjustment of debt, dissolution, liquidation or any other similar proceeding for the relief of financially distressed
         debtors; (v) becomes the   object of any proceeding or action of the type described in (iii) or (iv) above and such
         proceeding or     action remains undismissed or unstayed for a period of at least sixty (60) days; or (vi) is divested of a substantial part of its assets so as to affect the ability to operate its business generally for a period of at least thirty
         (30) days; then the other party may by written notice terminate this Agreement immediately.

Section 23.  Default

(1)  Cure Period and Termination.  Except as otherwise provided herein, if either party shall default in performance of any of the terms, covenants and conditions of this Agreement, the other party may give notice of such default to the party at default.  In the event such default is not cured within (a) thirty (30) days after the giving of such notice or (b) five (5) business days in the case of the failure to make any payments due and payable under the Agreement, the party giving notice may terminate this Agreement effective upon such date that party specifies by further notice to the party in default, without prejudice to any other rights which the other party may have.

(2)  No Waiver.  The waiver by either party of performance of any term, covenant or condition of this Agreement in a particular instance shall not constitute a waiver of any subsequent breach or preclude such party from thereafter demanding performance thereof according to the terms hereof.

Section 24.  Force Majeure, etc.

(1)  Neither party shall be liable to the other for any failure to comply with the terms of this Agreement or any loss, injury, damage or delay whatsoever resulting, directly or indirectly, from one or more of the following: act of God; seizure under legal process; governmental sanctions; quarantine restrictions; fire, fog, flood, or other weather-related reason; failure or refusal on the part of any government or governmental agency to grant or issue approvals, clearances, exemptions, permits or operating authority, or recession or revocation thereof by any government or governmental agency; damage to or destruction of aircraft or other flight equipment; mechanical difficulties or breakdowns; unavailability of fuel; riots or civil commotion; strikes, lockouts or labor disputes (whether resulting from disputes between either party and its employees or between other parties); U.S. military or airlift emergency or substantially expanded U.S. military airlift requirements as determined by the U.S. government; activation of the U.S.
Civil Reserve Air Fleet; war or hazards or dangers incident to a state of war; or any other acts, matters or things, whether or not of a similar nature, which are beyond the control of either party and which shall directly or indirectly, prevent, delay, interrupt, or otherwise adversely affect the furnishing, operation or performance of such transportation.

(2)  Frontier or Great Lakes shall have the right to terminate this Agreement forthwith in the event of an airlift emergency as determined by the United States Secretary of Defense or his designee or by the Commander of the United States Military Airlift
Command, or if the United States Civil Reserve Air Fleet is activated by order of the  Secretary of Defense, and, as a direct result,
Frontier scheduled service in Denver is reduced by 50%.

Section 25.  Taxes

(1)  Subject to Section 25(4), each party shall be responsible for any net or gross income or franchise taxes (or taxes of a similar nature) on the revenues or income or any measure thereof which is attributable to it in connection with the sale of air transportation pursuant to this Agreement.

(2)  The Ticketing Carrier, shall collect, except as otherwise prohibited by law, all Ticket Taxes relating to tickets sold or travel documents issued by it with respect to air transport pursuant to this Agreement.  The parties hereby agree:

         (a)  The Ticketing Carrier, shall collect, report and remit to the Operating Carrier any non-interlineable Ticket Taxes levied in connection with sales of the Codeshare Flights.

         (b)  The Ticketing Carrier shall collect, report and credit to the account of  the Operating Carrier with ACH any interlineable Ticket Taxes levied in connection with the sales of the Codeshare Flights.  The Operating Carrier shall remit to taxing authorities all such interlineable Ticket Taxes.

         (c)  The Operating Carrier may bill the Ticketing Carrier for any Ticket Taxes due or payable on or measured by passenger enplanement and payable or remittable by the Operating Carrier which should have been collected at the time of ticket sale or travel document issue.

(3) If either party receives notice from any taxing authority with respect to any assessment or potential assessment or imposition of any Tax (collectively, an "Assessment"), that the other party may be responsible for paying, directly or indirectly, the party so notified shall inform the other party in writing within ten (10) days of receipt of such notice.  If the party receiving such notice from a taxing authority is or will be required to pay any Assessment for which the other party is ultimately responsible, it shall be entitled to be indemnified against such Assessment in accordance with Section 25(4).

(4)  Each party further agrees to indemnify, defend and hold harmless the other from and against any and all Taxes, or Assessments, as the case may be, levied upon or advanced by the indemnified party, but that ultimately the indemnifying party would be responsible for paying, which resulted from any transaction or activity contemplated by this Agreement.

Section 26.  Notices

All notices, requests, demands and other communications hereunder shall be in writing, transmitted by overnight, registered, or certified mail, and shall be deemed to have been duly given when actually received.  Notices shall be transmitted:

         (a)      if to Great Lakes to the attention of:
                  Great Lakes Aviation, Ltd.
                  1022 Airport Parkway
                  Cheyenne, Wyoming 82001
                  Attention: President

         (b)      if to Frontier to the attention of:
                  Frontier Airlines, Inc.
                  Frontier Center One
                  7001 Tower Road
                  Denver, Colorado  80249-7312
                  Attn: Vice President, Market Planning & Revenue Management

         (c)      Or, in each case, to such other person and place as Frontier or Great Lakes furnish to the other party in writing.

Section 27.  Miscellaneous Provisions

(1)  Other Agreements.  Except as set forth in Section 2, nothing herein contained, shall prevent either Carrier from entering into agreements with other carriers that provide for joint marketing of operations or code sharing.

(2)  Governing Law.  This Agreement shall be interpreted in accordance with, and performance shall be governed by, the laws of the
State of Colorado, United States of America, regardless of the laws that might be applicable under principles of conflict of law.
Each party shall attempt to mediate any disputes, which might arise from this agreement prior to filing a complaint with a court of competent jurisdiction.  Both parties consent to the jurisdiction of such Court.

(3)  Counterparts.  This Agreement  may be executed simultaneously in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(4)  Entire Agreement.  This Agreement, including the Exhibits which are attached hereto and made part hereof, sets forth the entire
Agreement and understanding between the parties as to the subject matter hereof, and merges and supercedes all prior discussions, agreements and understandings concerning the subjects covered by this Agreement.  No party shall be bound by any term, condition or definition other than expressly set forth or provided for in this Agreement or amendments to this Agreement.  Unless expressly provided herein, this Agreement may not be changed or modified, except by agreement in writing, signed by the party to be bound thereby.

(5)  Waiver, Construction, Severability, No Third party Beneficiary.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.  This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties jointly prepared it and any uncertainty or ambiguity shall not be interpreted against either party.  In the event that any one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement and the Agreement shall be construed as if such invalid, unenforceable or illegal provision had never been contained herein.  No person or entity, other than Frontier or Great Lakes, shall have any rights, claims, benefits or powers under this agreement and this agreement shall not be construed or interpreted to confer any rights, claims, benefits or powers upon any third party.  There are no third-party beneficiaries of this agreement.

(6)  Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the  other party;
provided that either party may, without such consent, assign any of its fixed or contingent rights to receive money payments hereunder and shall promptly notify the other party in writing of any such assignment.

(7)  Not a Partnership.  The terms of this Agreement, including its annexes and appendices, or any supplement, modification, or amendment to this Agreement shall not be construed or interpreted at any time to mean that the business relationship between Frontier and Great Lakes is a partnership.

The parties hereto have caused this Code Share Agreement to be executed in their names and on their behalf by their respective officers duly authorized, on the day and year first above written.

FRONTIER AIRLINES, INC.             GREAT LAKES AVIATION, LTD

By:                                                           By:
    -------------------------------------------------            --------------------------------------------------

Its:                                                          Its:
    -------------------------------------------------             -------------------------------------------------

                                                               EXHIBIT A
                                                               ---------

                  City Pair                                City Name                              Effective Date
                  ---------                                ---------                              --------------
                  DEN-AIA                                  Alliance, NE
                  DAN-ALS                                  Alamosa, CO
                  DEN-AMA                                  Amarillo, TX                           July 9, 2001
                  DEN-BFF                                  Scottsbluff, NE
                  DEN-CDR                                  Chadron, NE
                  DEN-CEZ                                  Cortez, CO
                  DEN-CNY                                  Moab, UT
                  DEN-COD                                  Cody, WY                               July 9, 2001
                  DEN-CPR                                  Casper, WY                             July 9, 2001
                  DEN-CYS                                  Cheyenne, WY                           July 9, 2001
                  DEN-DDC                                  Dodge City, KS
                  DEN-DIK                                  Dickinson, ND
                  DEN-DRO                                  Durango, CO
                  DEN-EAR                                  Kearney, NE
                  DEN-EGE                                  Eagle/Vail, CO
                  DEN-FMN                                  Farmington, NM
                  DEN-GCC                                  Gillette, WY                           July 9, 2001
                  DEN-GCK                                  Garden City, KS
                  DEN-GJT                                  Grand Junction, CO
                  DEN-GRI                                  Grand Island, NE
                  DEN-GUC                                  Gunnison, CO
                  DEN-HDN                                  Hayden/SteamboatSprings,CO             July 9, 2001
                  DEN-HYS                                  Hays, KS
                  DEN-ISN                                  Williston, ND
                  DEN-JAC                                  Jackson, WY
                  DEN-LAR                                  Laramie, WY
                  DEN-LBF                                  North Platte, NE
                  DEN-LBL                                  Liberal, KS
                  DEN-MCK                                  McCook, NE
                  DEN-MTJ                                  Montrose, CO
                  DEN-OFK                                  Norfolk, NE
                  DEN-PGA                                  Page, AZ
                  DEN-PIR                                  Pierre, SD
                  DEN-PUB                                  Pueblo, CO
                  DEN-RAP                                  Rapid City, SD
                  DEN-RIW                                  Riverton, WY
                  DEN-RKS                                  Rock Springs, WY
                  DEN-SAF                                  Santa Fe, NM                           July 9, 2001
                  DEN-SHR                                  Sheridan, WY
                  DEN-SLN                                  Salina, KS
                  DEN-TEX                                  Telluride, CO
                  DEN-VEL                                  Vernal, UT
                  DEN-WRL                                  Worland, WY
                  MSP-BKX                                  Brookings, SD
                  MSP-DVL                                  Devils Lake, ND
                  MSP-HON                                  Huron, SD
                  MSP-IMT                                  Iron Mountain, MI
                  MSP-IWD                                  Iron Wood, MI
                  MSP-JMS                                  Jamestown, ND
                  PHX-PGA                                  Page, AZ

                  ATTACHMENT B - Prorate fares - published high y as of 4/26/01

                                    * - with tax

                  ABQ               $     *

                  ATL               $     *

                  BOS               $     *

                  BWI               $     *

                  DCA               $     *

                  DFW               $     *

                  ELP               $     *

                  IAH               $     *

                  LAS               $     *

                  LAX               $     *

                  LGA               $     *

                  MCI               $     *

                  MCO               $     *

                  MDW               $     *

                  MSP               $     *

                  OMA               $     *

                  PDX               $     *

                  PHX               $     *

                  SAN               $     *

                  SEA               $     *

                  SFO               $     *

                  SLC               $     *

                  AMA               $     *

                  CPR               $     *

                  CYS               $     *

                  COD               $     *

                  GCC               $     *

                  HDN               $     *

                  SAF               $     *